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                                  Exhibit 99.1

                     Press release, dated September 4, 1997
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         Birmingham, Alabama (September 4, 1997)-Department store retailer
Proffitt's, Inc. ("Profitt's" or the "Company")(NYSE:PFT) today announced that on Friday, September 5 it will call for the October 6, 1997 redemption of all of its outstanding 4 3/4% Convertible Subordinated Debentures due 2003 ("Debentures"). The total principal amount of outstanding Debentures is $86.25 million.

         The redemption price of the Debentures is 103.1667% of the principal amount of the Debentures plus accrued interest to the redemption date, for a total redemption price of $1,052.1184 per $1,000 principal amount of the Debentures. Interest on the Debentures will cease to accrue from and after the redemption date.

         The Debentures are convertible into common stock of the Company at a conversion price of $42.70 per share (equivalent to 23.42 shares of common stock per $1,000 principal amount of the Debentures). Debentures surrendered for conversion will not be entitled to interest accrued to the date of conversion. So long as the market price of the common stock is greater than $44.92 per share, the market value of the shares of common stock into which the Debentures are convertible will be greater than the redemption price. However, the price of common stock received upon conversion may fluctuate, and Debenture holders may incur various expenses in connection with sales of common stock obtained upon conversion. On September 3, 1997, the closing price of the Company's common stock as reported on the New York Stock Exchange composite tape was $ 54-5/8 per share.

         Debenture holders who do not duly surrender their Debentures for conversion prior to 5:00 p.m. Eastern Time on September 29, 1997, the conversion expiration time, will lose their right to convert their Debentures, and their Debentures will be redeemed on October 6, 1997.

         The Company intends to make arrangements with a standby underwriter pursuant to which the standby underwriter will agree to purchase from the Company sufficient shares of the Company's common stock at $44.92 per share to produce funds equal to the redemption price of any Debentures which are not converted.

         Holders of the Debentures may also sell their Debentures through a broker in the open market.

         This announcement is not an offer to sell or a solicitation of an offer to buy any securities of the Company.

         Proffitt's Inc. operates 176 stores in 24 states under the store names of Proffitt's, McRae's, Younkers, Parisian, and Herberger's. The Company's annual revenues exceed $2.3 billion.

Contact:

   Proffitt's, Inc., Knoxville
   Julia Bentley, 423/981-6243